SCHEDULE 14C

(Rule 14c-101)

INFORMATION REQUIRED IN INFORMATION STATEMENT

Information Statement Pursuant to Section 14(c) of the

Securities Exchange Act of 1934

Check the appropriate box:

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Preliminary Information Statement

             [  ] Confidential, for use of the Commission only

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Definitive Information Statement

                                Advance Technologies, Inc.                             .

(Name of Registrant as Specified In Its Charter)

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Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11.

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Title of each class of securities to which transaction applies:

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Aggregate number of securities to which transaction applies:

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Fee paid previously with preliminary materials.

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ADVANCE TECHNOLOGIES, INC.

c/o American Union Securities, Inc.

100 Wall Street – 15th Floor

 New York, NY 10005

INFORMATION STATEMENT

To the Holders of the Voting Stock:

The purpose of this Information Statement is to notify you that the holder of shares representing a majority of the voting power of Advance Technologies, Inc. has given his written consent to a resolution adopted by the Board of Directors of Advance Technologies to amend the articles of incorporation so as to (1) change the name of the company to “China SXAN Biotech, Inc.” and (2) to effect a reverse split of the company’s common stock in a ratio of 1-for-51.   We anticipate that this Information Statement will be mailed on August 6, 2007 to shareholders of record.  On or after August 27, 2007, the amendment of the articles of incorporation will be filed with the Nevada Secretary of State and will become effective.

The Nevada General Corporation Law permits holders of a majority of the voting power to take shareholder action by written consent. Accordingly, Advance Technologies will not hold a meeting of its shareholders to consider or vote upon the amendment of Advance Technologies’ articles of incorporation.

WE ARE NOT ASKING YOU FOR A PROXY.

YOU ARE REQUESTED NOT TO SEND US A PROXY.

August 6, 2007

Feng Zhen Xing

Chief Executive Officer

VOTING SECURITIES OUTSTANDING

Stockholders of record entitled to vote were determined as of the close of business on July 23, 2007.  At that date, there were outstanding and entitled to vote 96,671,199 shares of Advance Technologies common stock.   Each share of common stock entitles the holder thereof to one vote.

The following table sets forth the number of shares of voting stock beneficially owned by each person who, as of the Record Date, owned beneficially more than 5% of any class of Advance Technologies’ voting stock, as well as the ownership of such shares by each member of Advance Technologies’ Board of Directors and the shares beneficially owned by its officers and directors as a group.

Name and Address of Beneficial Owner (1)	Amount and Nature of Beneficial Ownership (2)	Percentage of Class (3)
Feng Zhen Xing	0	-- (3)
Feng Guo Wu	0	-- (3)

All directors and officers as a group (2 persons)	0	-- (3)

Huakang Zhou 18 Kimberly Court East Hanover, NJ 07936	57,143,302	59.1%

________________________________

(1)    Except as otherwise noted, the address of each shareholder is c/o Tieli XiaoXingAnLing Forest Frog Breeding Co., Ltd., Three-Kilometer Spot Along the Hayi Highway, Tieli City, Heilongjiang Province, P.R. China.

(2)    Except as otherwise noted, all shares are owned of record and beneficially.

(3)    In addition to the outstanding common stock, there are two classes of non-voting preferred stock outstanding:  27,011,477 shares of Series A Preferred Stock that may be converted into 27,011,477 shares of common stock, and 100,000 shares of Series B Preferred Stock that may be converted into 900,000,000 shares of common stock.  Feng Zhen Xing and Feng Guo Wu collectively own Series B Preferred Stock that may be converted into 771,419,221 common shares, which would represent 75.4% of the fully-diluted outstanding shares.  However, the Class B Preferred Shares may not be converted until after the Board of Directors sets the record date for a distribution of the outstanding shares of Infrared Systems International, Inc., a subsidiary of the company.

AMENDMENT OF THE ARTICLES OF INCORPORATION

TO CHANGE THE NAME OF THE CORPORATION

The Board of Directors of Advance Technologies has adopted a resolution to change the name of the corporation from Advance Technologies, Inc. to “China SXAN Biotech, Inc.”  The holder of shares representing a majority of the voting power of Advance Technologies’ outstanding voting stock has given his written consent to the resolution. Under Nevada corporation law, the consent of the holders of a majority of the voting power is effective as shareholders’ approval. We will file the Amendment with the Secretary of State of Nevada on or after August 27, 2007, and it will become effective on the date of such filing (the “Effective Date”).

Reasons for Approving the Name Change

The primary purpose of the name change is to better represent the corporation’s business.  The corporation recently acquired the outstanding capital stock of American SXAN Biotech, Inc. a Delaware corporation (“American SXAN”).  American SXAN is a holding company that owns all of the registered capital of Tieli XiaoXingAnling Forest Frog Breeding Co., Ltd., a corporation organized under the laws of The People’s Republic of China.  Tieli XiaoXingAnling is engaged in the business of manufacturing and marketing wines and tonics derived from domesticated forest frogs, and all of its business is currently in China.  In addition, the corporation’s management intends at a future date to spin-off the business that was carried on by Advance Technologies prior to the recent acquisition.  Because of this new overall direction in the corporation’s business, the Board of Directors and majority shareholder have determined to change the corporation’s name.

Certificates for the corporation’s common stock that recite the name “Advance Technologies, Inc.” will continue to represent shares in the corporation after the Effective Date.  If, however, a shareholder wishes to exchange his certificate for a certificate reciting the name “China SXAN Biotech, Inc. ” after the Effective Date, he may do so by surrendering his certificate to the corporation’s Transfer Agent with a request for a replacement certificate and the appropriate stock transfer fee.  Advance Technologies’ Transfer Agent is:

Pacific Stock Transfer Company

500 East Warm Springs Road, Suite 240

Las Vegas, Nevada 89119

702-361-3033

AMENDMENT OF THE ARTICLES OF INCORPORATION

TO EFFECT A REVERSE SPLIT OF THE COMMON STOCK

The Board of Directors of Advance Technologies has adopted a resolution to effect a reverse split of Advance Technologies common stock in the ratio of 1:51 (the "Reverse Split").  The number of authorized shares of common stock will not be affected by the amendment. No fractional shares or scrip will be issued; rather, shareholders who would otherwise be entitled to a fractional share as a result of the Reverse Split will receive one whole share of Advance Technologies common stock in lieu of the fraction.

Reasons for Approving the Reverse Split

 There are three primary reasons why the Board of Directors approved the Reverse Split.  The first reason is the exhaustion of our authorized stock.  Our articles of incorporation authorize the Board of Directors to issue 100,000,000 common shares.  At present, 96, 671,199 common shares have been issued and remain outstanding.  There is not an adequate number of authorized but unissued shares of common stock available for the various purposes for which the Board of Directors might wish to use such shares, such as effecting acquisitions, business expansion, obtaining financing, and recruiting management personnel, all of which will be necessary if Advance Technologies is to undertake new business operations.

In addition, there are currently outstanding shares of Series A Preferred Stock and shares of Series B Preferred Stock that are convertible, in aggregate, into a total of 927,011,477 shares of common stock.  One effect of the Reverse Split will be to reduce the number of shares issuable upon such conversion to 18,176,695, and to make available authorized shares for issuance upon conversion of the preferred shares.

At the present time, the Board of Directors has not made any specific plan, commitment, arrangement, understanding or agreement with respect to the additional authorized shares that will be available for issuance after the Reverse Split, other than shares needed for issuance upon conversion of the outstanding preferred shares.

The third reason for the Reverse Split relates to the current low market price of our common stock. Advance Technologies will require financing to fund its business development, be it the costs of acquisitions or the capital needed to fund the growth of the acquired companies. The Board of Directors has come to the conclusion that an increase in the market price of the common stock may enhance the marketability of the common stock and so improve Advance Technologies’ prospects for obtaining financing.  It is hoped that the Reverse Split will increase the per share market price of the common stock.  There is, however, no assurance that the market price will increase, or that it will not return to its current levels after the Reverse Split.

Recently, the market price for Advance Technologies common stock has been only pennies per share. Many brokerage firms are reluctant to recommend lower-priced stocks to their clients. The policies and practices of some brokerage houses tend to discourage individual brokers within those firms from dealing in lower priced stocks. Additionally, the brokerage commission on the purchase or sale of stock with a relatively low per share price generally tends to represent a higher percentage of the sales price than the brokerage commission charged on a stock with a relatively high per share price. The Board of Directors believes that these issues are best addressed by an increase in the inherent value per share of common stock that will occur as a result of the Reverse Split. The Board believes that, absent the Reverse Split, Advance Technologies is not likely to obtain any additional financing. Accordingly, the Board believes that the proposed Reverse Split is essential to Advance Technologies’ prospects for raising financing through the sale of its common stock or derivative securities.

General Effect of the Reverse Split.

The amendment to the articles of incorporation effecting the Reverse Split will provide that each fifty-one shares of common stock outstanding on the effective date of the Reverse Split will be exchanged for one post-Reverse Split share of Advance Technologies common stock (“New Common Stock”).  The New Common Stock will not be different from the common stock held by Advance Technologies shareholders prior to the Reverse Split.  The holders of the New Common Stock will have the same relative rights following the effective date of the Reverse Split as they had before the effective date.

The table below shows the effect of the Reverse Split on the aggregate number of common shares outstanding at July 23, 2007 as well as on the number of shares that will be outstanding if all of the outstanding preferred stock is converted.   The column labeled “After Reverse Split” does not reflect any adjustments that may result from the rounding up of fractional shares. We cannot calculate at this time the number of whole shares that will be issued in lieu of fractions as a result of the Reverse Split.

	Prior to	After
Shares of Common Stock:	Reverse Split	Reverse Split
Authorized	100,000,000	100,000,000
Issued and outstanding	96,671,199	1,895,513
Available for issuance	3,328,801	98,104,487
Issuable upon conversion of:
Series A Preferred	27,011,477	529,636
Series B Preferred	900,000,000	17,647,058
Outstanding if all Preferred Stock is converted	1,023,682,676	20,072,209
Available for issuance if all Preferred Stock is converted	0	79,927,791

As a result of the Reverse Split, there will be 98,104,487 shares available for issuance by the Board of Directors prior to the conversion of the preferred shares, and 79,927,791 shares available for issuance after the conversion of the preferred shares.  The Board of Directors will be authorized to issue the additional common shares without having to obtain the approval of the Advance Technologies’ shareholders.  Nevada law requires that the Board use its reasonable business judgment to assure that Advance Technologies obtains “fair value” when it issues shares.  Nevertheless, the issuance of the additional shares would dilute the proportionate interest of current shareholders in Advance Technologies.  The issuance of the additional shares could also result in the dilution of the value of shares now outstanding, if the terms on which the shares were issued were less favorable than the contemporaneous market value of Advance Technologies common stock.

The Reverse Split, with the resulting increase in the number of shares available for issuance, is not being done for the purpose of impeding any takeover attempt.  Nevertheless, the power of the Board of Directors to provide for the issuance of shares of common stock without shareholder approval has potential utility as a device to discourage or impede a takeover of Advance Technologies.  In the event that a non-negotiated takeover were attempted, the private placement of stock into “friendly” hands, for example, could make Advance Technologies unattractive to the party seeking control of Advance Technologies.  This would have a detrimental effect on the interests of any stockholder who wanted to tender his or her shares to the party seeking control or who would favor a change in control.

Exchange of Stock Certificates and Liquidation of Fractional Shares.

Upon filing of the articles of amendment with the Nevada Secretary of State, the outstanding certificates representing common shares of Advance Technologies common stock will be automatically converted into certificates representing shares of New Common Stock.  Every shareholder who surrenders a certificate representing shares of common stock to the transfer agent with the appropriate stock transfer fee will receive a certificate representing the appropriate number of shares of New Common Stock.  The name and address of the transfer agent for Advance Technologies is stated above.

No Dissenters Rights

Under Nevada law, shareholders are not entitled to dissenters’ rights with respect to any of the transactions described in this Information Statement.

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